United States Securities and Exchange Commission
Washington, DC 20549

Gentlemen:

Pursuant to the requirements of the Securities Act of 1934, we are transmitting the following Definitive Proxy Statement.

Sincerely,

SPARTECH CORPORATION
/S/Randy C. Martin
   Randy C. Martin
   Vice President Finance and
   Chief Financial Officer

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                      SPARTECH CORPORATION
 ................................................................
       (Name of Registrant as Specified in Its Charter)

                           REGISTRANT
 .................................................................
          (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-
     (6)(I)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:

     ..................................................................
     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4) Proposed maximum value of transaction:

5) Total fee paid:

/ / Check box if any part of the fee is offset as provided by Exchange Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
     1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

                              SPARTECH CORPORATION
                       7733 Forsyth Boulevard - Suite 1450
                             Clayton, Missouri 63105



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 10, 1999


DEAR FELLOW SHAREHOLDER:

     I cordially invite you to attend the 1999 Annual Meeting of Spartech Shareholders to be held at 10:00 a.m. on Wednesday, March 10, 1999, at the Pierre Laclede Center (Saint Louis Club-16th Floor) 7701 Forsyth Boulevard, Clayton, Missouri 63105 for the following purposes:

     1. To elect three Class C directors to serve three-year terms.

     2. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for the 1999 fiscal year.

     3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on January 11, 1999 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any and all adjournments thereof.

     After the formal business of the meeting is covered, I will give a brief update on the Company's first quarter results and then discuss in more detail our strategy for the future. This will include a review of our recently introduced "Total Customer Satisfaction" program, a discussion of our new "Pyramids of Productivity" initiative, and a short video highlighting these two new efforts.

     I look forward to seeing each of you at the meeting, so please mark your calendar for the second Wednesday in March. However, if you are unable to attend, you can ensure that your shares are represented at the meeting by promptly completing your proxy and returning it in the enclosed envelope.

                                        Sincerely,




                                        /s/Bradley B. Buechler
                                        Bradley B. Buechler
St. Louis, Missouri                     President and
January 15, 1999                        Chief Executive Officer

                              SPARTECH CORPORATION
                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 10, 1999

To Our Shareholders:

     The enclosed proxy is solicited by the Board of Directors of Spartech Corporation (the "Company" or "Spartech") for use at the Annual Meeting of Shareholders of the Company to be held at the Pierre Laclede Center (Saint Louis Club-16th Floor) 7701 Forsyth Boulevard, Clayton, Missouri 63105, on Wednesday, March 10, 1999 at 10:00 a.m. and at any and all adjournments thereof. All expenses incident to the preparation and mailing of this Proxy Statement and form of proxy will be paid by the Company. In addition to solicitations by mail, a number of regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company will reimburse banks, brokerage firms and other custodians, nominees, and fiduciaries for reasonable costs incurred by them in transmitting proxy materials to the beneficial owners of the Company's stock.

     The persons named in the accompanying proxy were selected by the Board of Directors of the Company. They have advised the Company of their intentions, if no contrary instructions are given, to vote the shares represented by all properly executed and unrevoked proxies received by them for the Board of Directors' nominees for director and for management proposal 2, as set forth in the Notice of Annual Meeting of Shareholders, and on any other matter which may come before the Annual Meeting in accordance with their best judgment.

     This Proxy Statement and the proxy solicited hereby are being first sent or delivered to shareholders of the Company on or about January 15, 1999. Any shareholder given a proxy has the right to revoke it by notifying the Secretary of the Company of such revocation, in writing, at any time before its exercise. Execution of the proxy will not in any way affect the shareholder's right to attend the Annual Meeting and vote in person.

     A copy of the Company's Annual Report to Shareholders for the fiscal year ended October 31, 1998 accompanies this Proxy Statement.

                    OUTSTANDING SHARES AND VOTING PROCEDURES

     The outstanding voting securities of the Company on January 11, 1999 consisted of 26,945,382 shares of Common Stock, entitled to one vote per share.

     With respect to proposal 1, a plurality of the votes present in person or represented by proxy at the Annual Meeting is required to elect directors. "Plurality" means the nominees who receive the largest number of votes cast are elected as directors up to the number of directors scheduled to be elected at the Annual Meeting. With respect to proposal 2, a majority of the votes present in person or represented by proxy at the Annual Meeting is required to adopt the proposal. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in the tabulations of the votes cast on proposals presented to stockholders, and therefore have the same effect as negative votes. Broker non-votes, however, are not counted for the purpose of determining whether a proposal has been approved.

     Only shareholders of record at the close of business on January 11, 1999 are entitled to receive notice of and to vote at the Annual Meeting and at any and all adjournments thereof. A majority of the outstanding shares of stock entitled to vote must be represented at the Annual Meeting in person or by proxy to constitute a quorum.

                              ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. All directors hold office for a term of three years. The current Class A directors will hold office until the Annual Meeting of Shareholders in 2000, the current Class B directors will hold office until the Annual Meeting of Shareholders in 2001, and the Class C directors elected at this Annual Meeting will hold office until the Annual Meeting of Shareholders in 2002, and, in each case, until their successors are duly elected and qualified.

     The Board of Directors has nominated Ralph B. Andy, W.R. Clerihue and Jackson W. Robinson, present directors of the Company, to be reelected Class C directors of the Company. Vita International Limited ("Vita"); TCW Special Placements Fund I, TCW Special Placements Fund II, and TCW Capital, all California limited partnerships (collectively "The TCW Group" or "TCW"); the executive officers; and the directors have informed the Company that they intend to cast their votes, aggregating 14,446,750 in total, "for" these Board nominees.

     Listed below are the members of the Company's Board of Directors, including the nominees for election to the Board, with certain information about each of them including their principal occupations for the last five years:

                                                                      Spartech
                                                                      Director
Name, Age               Principal Occupation and Other Directorships  Since

Ralph B. Andy, 54       Mr. Andy was Chairman and Chief Executive     1998
                        Officer of Polycom Huntsman, Inc. from
                        October 1977 to March 1998.  He currently
                        stands for re-election.

Bradley B. Buechler, 50 Mr. Buechler is the President and Chief       1984
                        Executive Officer of the Company.  He is a
                        CPA, and was Corporate Controller and Vice
                        President-Finance of the Company from 1981
                        to 1984.  He became Chief Operating Officer
                        of the Company in 1985, President in 1987,
                        and Chief Executive Officer effective
                        October 1, 1991.  Mr. Buechler is a member
                        of the National Board of Directors of the
                        Society of the Plastics Industry, Inc. and
                        also serves on several local charitable
                        boards.  His term as director expires at the
                        2001 Annual Meeting.

Thomas L. Cassidy, 70   Mr. Cassidy has been a Managing Director of   1986
                        Trust Company of the West and a senior
                        partner of TCW Capital since 1984.  He also
                        serves on the board of directors of DeVlieg-
                        Bullard, Inc., and Reunion Industries, Inc.
                        His term as director expires at the 2000
                        Annual Meeting.

W.R. Clerihue, 75       Mr. Clerihue has been Chairman of the Board   1990
                        for the Company since 1991.  He is retired
                        from Celanese Corporation, where he last
                        served as Executive Vice President and Chief
                        of Staff.  Mr. Clerihue also serves on the
                        board of directors of Reunion Industries,
                        Inc.  He currently stands for re-election.

John R. Kennedy, 68     Mr. Kennedy is retired President and Chief    1997
                        Executive Officer of Federal Paper Board
                        Company, Inc.  He is also a director of
                        International Paper Company, DeVlieg-
                        Bullard, Inc., Chase Brass Industries, Inc.,
                        Holnam Inc., Pioneer Plastics, and Chairman
                        of Georgetown University's board of
                        directors.  His term as director expires at
                        the 2001 Annual Meeting.

                                             2

David B. Mueller, 45    Mr. Mueller is the Executive Vice President,  1994
                        Chief Operating Officer and Secretary of the
                        Company.  He is a CPA, and was previously
                        Corporate Controller of Apex Oil Company
                        from 1981 through 1988.  Mr. Mueller became
                        Vice President & Chief Financial Officer of
                        the Company in 1988 and was named Secretary
                        in 1991.  He became Executive Vice President
                        and Chief Operating Officer in 1996.  His
                        term as director expires at the 2000 Annual
                        Meeting.

Calvin J. O'Connor, 46  Mr. O'Connor is a Chartered Accountant in     1998
                        the United Kingdom.  He joined British Vita
                        PLC and became a member of their board of
                        directors in June of 1996.  In November 1996
                        he became British Vita's Finance Director.
                        Prior to joining British Vita, he was the
                        Group Financial Controller at Courtaulds
                        Textiles PLC.  His term as director expires
                        at the 2001 Annual Meeting.

Jackson W. Robinson, 56 Mr. Robinson is President of Winslow          1993
                        Management Company, an operating division of
                        Eaton Vance Management, having held that
                        position since 1983. He is also a director
                        of Jupiter International Green Investment
                        Trust, Jupiter-European Investment Trust,
                        and a Trustee of Suffield Academy. Mr.
                        Robinson currently stands for re-election.

Alan R. Teague, 51      Mr. Teague is a director of Vita              1997
                        International and also the Secretary of
                        British Vita PLC.  His term as director
                        expires at the 2000 Annual Meeting.


     The Board of Directors recommends that shareholders vote FOR the Board of Directors' slate of nominees standing for election.


                              CERTAIN TRANSACTIONS

     Mr. Andy owns 80% of RKL Associates, L.P., which entered into a consulting agreement with the Company in connection with the Company's purchase of Polycom Huntsman, Inc. ("Polycom") providing for payments by the Company aggregating $750,000 over three years. Mr. Andy also owns 50% or less of Plastimerics, Inc., which purchased approximately $552,000 of products from Polycom during fiscal 1998, and three other companies which provided approximately $851,000 of warehousing, trucking, and recycling services during fiscal 1998. The activity being reported for fiscal 1998 is only for seven months since Polycom was acquired by the Company on March 31, 1998. The Company's management believes that these arrangements are on terms no less favorable to the Company than those which would be obtained from unaffiliated parties.

                                BOARD COMMITTEES
                                AND COMPENSATION

     There were four meetings of the Board during fiscal 1998. No director attended fewer than 75% of the formal meetings of the Board and Board Committees of which he was a member, with the exception of the designees of British Vita, who, because of long and costly international travel requirements, alternate their attendance at the formal meetings.

     The Board has an Audit Committee, currently consisting of Messrs. Andy, Clerihue, Kennedy, and Robinson, which formally met twice during fiscal 1998. The Audit Committee's function is to recommend the appointment of independent accountants to audit the Company's financial statements and to perform other services related to the audit; review the scope and results of the audit with the independent accountants; review with management and the independent accountants the Company's interim and year-end operating results; consider the adequacy of the internal accounting and auditing procedures of the Company; and review the non-audit services to be performed by the independent accountants and consider the effect of such performance on the accountants' independence.

     The Board has a Compensation Committee, currently consisting of Messrs. Cassidy, Clerihue, Kennedy, O'Connor, and Robinson, which formally met twice during fiscal 1998. The Compensation Committee's function is to review all compensation arrangements in excess of $125,000 per annum, as well as any employment contracts, and recommended annual stock option grants.

     The Board has a Nominating Committee, currently consisting of Messrs. Cassidy, Kennedy, and O'Connor, which formally met once during fiscal 1998. The Nominating Committee serves the following functions: reviews the size and composition of the Board; reviews possible director candidates and recommends director nominations for presentation to shareholders; and reviews assignments of Board members to various Board committees. Shareholders who wish to recommend a candidate for election to the Board may submit such recommendation to the Secretary of the Company. Any recommendation must include name, address, appropriate background, experience, and other pertinent information on the proposed candidate and must be received in writing by December 1, 1999 for consideration by the Nominating Committee for the next Annual Meeting.

     An annual fee of $27,000 is paid for the services of each non-management director, and expenses for attendance at each meeting are reimbursed. In addition, the Company pays an annual fee of $36,000 to British Vita PLC for services provided to the Company by its directors. Mr. Clerihue, the Company's Chairman of the Board, receives an additional $21,000 per annum for service to the Company. Each non-management director, except for the British Vita representatives, also receives $1,200 for each Board or Committee Meeting attended.

     Certain non-management directors have received options to purchase Common Stock of the Company upon membership to the Board and periodically during their terms as directors. These options were issued outside of the Incentive and Restricted Stock Option plans of the Company, and the terms were determined at the time of the grant. In fiscal year 1994, Jackson W. Robinson was granted 30,000 options with a five-year term and an exercise price at the then fair market value of the Company's Common Stock of $5.00 per share. No options were granted in fiscal year 1995. In fiscal year 1996, W.R. Clerihue and Jackson W. Robinson were granted 10,000 and 5,000 options, respectively, with a ten-year term and an exercise price at the then fair market value of the Company's Common Stock of $11.00 per share. In fiscal year 1997, John R. Kennedy was granted 30,000 options with a ten-year term and an exercise price at the then fair market value of the Company's Common Stock of $13.375 per share and W.R. Clerihue, Jackson W. Robinson, and John R. Kennedy were granted 20,000, 10,000, and 5,000 options, respectively, with a ten-year term and an exercise price at the then fair market value of the Company's Common Stock of $15.875 per share. No options were granted in fiscal 1998.

                       BOARD COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

To Our Shareholders:

     The Compensation Committee of the Board of Directors is responsible for approving compensation levels for all executive officers and for any employee with base compensation in excess of $125,000 per annum or with an employment contract. Our objective is to provide compensation that is fair and equitable to both the employee and the Company. Consideration is given to the employee's overall responsibilities, professional qualifications, business experience, technical expertise, and their resultant combined value to the Company's long-term performance and growth.

     In establishing compensation levels for the Chief Executive Officer and Chief Operating Officer, we consult independent surveys published by compensation and benefit consulting firms. Annual bonuses for these two employees are based on the operating results of the Company. Their total compensation is established at levels approximating the average reported for companies of comparable size to Spartech for these respective positions. At the recommendation of the CEO, the Compensation Committee agreed that no increase in the base salaries of the CEO and COO was required for 1998 or 1999.

     The Compensation Committee periodically reviews the compensation levels established for each employee for whom we are responsible and approves adjustments recommended by the Chief Executive Officer to reflect changes in responsibility for various executives of the Company or economic conditions. We believe that by providing fair and equitable compensation levels, the Company will continue to attract and maintain qualified individuals who are dedicated to the long-term performance and growth of Spartech. The Compensation Committee also approves the stock options to be awarded to key employees. Stock option awards are granted to individuals based upon the individual's performance and the EVA (registered trademark) results of their respective operating unit. In addition, effective with the stock options granted in November 1998 (fiscal year
1999), the CEO evaluated the Company's methodology for determining stock option awards based on estimated fair market value of the options granted to employees and compared these amounts to peer group and industry standards. As a result, the number of shares granted in November 1998 represent less than half the options granted in the prior year. We anticipate using this level of grants as a base for future option awards. In addition, effective with the options granted in November 1998, all options now include a four year vesting provision.

     In December 1996, the Board authorized broadly based stock ownership guidelines for approximately 75 key managers of the Company. Under the guidelines adopted by the Board, the Company's Chief Executive Officer is expected to hold Company Common Stock equal to four times base pay, the Chief Operating Officer three times base pay, and other key managers up to two times their base pay. Participants are expected to reach their respective goals over a four-year period. Unexercised stock options are not counted toward achieving these targets. A majority of these 75 individuals have met their second year targets as of December 1998.

     Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), limits the Company's tax deduction to $1 million per year (the "Compensation Cap") for certain compensation paid in a given year to the Chief Executive Officer ("CEO") and the four highest compensated executives other than the CEO named in the Proxy Statement (the "covered executives"). The code and regulations issued under the Code exclude from the Compensation Cap amounts based on attainment of pre-established, objective performance goals, if certain other requirements are met. The Committee's policy is to structure compensation programs, including stock option and bonus plan awards, for covered executives that will be deductible without limitation. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of performance criteria important to the Company's success, even where compensation payable under such programs may not be fully deductible.

          Thomas L. Cassidy            W.R. Clerihue

John R. Kennedy          Calvin J. O'Connor      Jackson W. Robinson

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes compensation earned by the Company's Chief
Executive Officer and each other executive officer whose aggregate salary and bonus exceeds $100,000 annually.

                                                   Long-Term
                                                 Compensation
      Name and        Fiscal   Annual  Compensat   Options       All Other(1)
                                       ion
 Principal Position   Year    Salary   Bonus ($)   Granted       Compensation
                               ($)                   (#)              ($)
Bradley B. Buechler   1998   $405,000   $697,280    200,000 (2)        $82,653
President and Chief   1997   $400,524   $497,010     75,000            $65,661
   Executive Officer  1996   $359,423   $344,920     55,000            $60,025


David B. Mueller      1998   $254,807   $418,368    150,000 (2)        $49,940
Executive Vice        1997   $246,462   $298,206     60,000            $42,844
President
   Chief Operating    1996   $223,078   $206,952     50,000            $38,625
Officer,
   and Secretary

Daniel J. Yoder       1998   $156,923    $85,000     15,000 (2)        $20,010
Vice President        1997   $147,193    $70,000      9,000            $18,893
Materials
   and Technology     1996   $148,077   $ 50,000     14,750            $17,687


Randy C. Martin       1998   $134,615    $65,000     12,000 (2)        $18,654
Vice President        1997   $119,616    $40,000      9,000            $16,974
Finance and
   Chief Financial    1996   $111,346   $ 27,500         --             $5,166
Officer


David G. Pocost       1998   $121,135    $60,000     12,000 (2)        $15,344
Vice President        1997   $104,039    $37,500      7,500            $13,480
Engineering,
   Quality and MIS    1996    $80,577    $24,000      5,250            $10,739



(1) The amounts disclosed in this column for fiscal year 1998 include Company contributions to non-qualified defined contribution arrangements on behalf of Mr. Buechler, $62,338; Mr. Mueller, $39,200; Mr. Yoder, $15,000; Mr. Martin, $15,000, and Mr. Pocost, $11,000.

(2) Following a detail management review of option awards made during the last ten years, effective with the November 1998 (fiscal 1999) awards the Company has substantially modified its philosophy on the number of annual option grants per employee. Therefore, the November 1998 (fiscal 1999) grants to these individuals were Mr. Buechler, 37,500; Mr. Mueller, 27,500; Mr. Yoder, 7,000; Mr. Martin, 7,500, and Mr. Pocost, 7,500.

Option Grants


     The following table summarizes option grants made during fiscal 1998 to the executive officers named above.

 ----------------------------------Individual Grants---------------------------
                                   % of                                    Potential
                       Number of   Total                                Realizable Value
                      Securities  Options                               at Assumed Annual
                      Underlying  Granted                                 Rates of Stock
                         Options    to     Exercise  Expirati           Price Appreciation
Name                  Granted(#) Employee   Price    on Date             For Option Term(1)
                                   s in
                                  Fiscal
                                   Year
                                                                           5%($)       10%($)
Bradley B. Buechler  200,000 (2)     25.2%  $15.875  11/02/07          $1,996,740  $5,060,132

David B Mueller      150,000 (2)     18.9%  $15.875  11/02/07          $1,497,555  $3,795,099

Daniel J. Yoder       15,000 (3)      1.9%  $15.875  11/02/02 (3)        $116,169    $285,857

Randy C. Martin       12,000 (3)      1.5%  $15.875  11/02/02 (3)         $86,218    $209,955

David G. Pocost       12,000 (3)      1.5%  $15.875  11/02/02 (3)         $86,218    $209,955


(1) The rates of appreciation presented of 5% and 10% are set by the Securities and Exchange Commission, and therefore, are not intended to forecast future appreciation of the Company's stock price.

(2) These represent options issued under the Restricted Stock Option Plan where neither the options or Common Stock acquired may be sold or otherwise disposed of for three years after the date of grant of the option.

(3) A portion of this grant was issued from the Restricted Stock Option Plan (Mr. Yoder, 9,000; Mr. Martin, 6,000; and Mr. Pocost, 6,000 expiring on November 2, 2007) where neither the options or Common Stock acquired may be sold or otherwise disposed of for three years after the date of grant of the option.


Option Exercises and Outstanding Options

     The following table summarizes all options exercised in fiscal 1998 and unexercised options at the end of fiscal 1998 for the executive officers named above.

                                                             Value of
                                            Number of      Unexercised
                  Shares                   Unexercised    "In-the-Money"
                                             Options
                 Acquired     Value      at Fiscal Year     Options at
                    On                       End(2)
Name             Exercise  Realized($)        (All         Fiscal Year
                   (#)         (1)        Exercisable)        End(1)
Bradley B.          94,500   $1,258,268       960,000 (3)    $10,611,875
Buechler

David B.                --           --        425,000(3)    $ 3,630,625
Mueller

Daniel J. Yoder      5,000      $66,250        60,750 (4)       $549,688

Randy C. Martin      3,000      $26,250        28,000 (4)       $166,625

David G. Pocost      3,000      $33,625        25,750 (4)       $150,625

(1) The values represent the difference between the exercise price of the options and the price of the Company's Common Stock on the date of exercise and at fiscal year end, respectively.

(2) The Board has resolved that at no time will the total unexercised options to employees be in excess of 10% of the then outstanding common shares.

(3) These represent options issued under the Restricted Stock Option Plan where neither the options or Common Stock acquired may be sold or otherwise disposed of for three years after the date of grant of the option.

(4) A portion of the unexercised options were issued from the Restricted Stock Option Plan (Mr. Yoder, 9,000; Mr. Martin, 6,000; and Mr. Pocost, 6,000) where neither the options or Common Stock acquired may be sold or otherwise disposed of for three years after the date of grant of the option.

Employment Agreements

Messrs. Buechler and Mueller

     On November 1, 1997, the Company entered into Amended and Restated Employment Agreements (the "Agreements") with Messrs. Buechler and Mueller (the "Employees"), which modified but continued the Employees' existing employment agreements. Each Agreement will continue until terminated either by the Company on three years' notice or by the Employee on one year's notice. Notice of termination may not be given before November 1, 2000, except that if a "Change of Control" (described below) occurs, the Employee may give notice of termination at any time on or after November 1, 1998. For 24 months after termination of the Agreement, the Employee may not disclose any Company trade secrets, solicit the Company's customers, business or employees, or otherwise compete directly with the Company.

     The Agreements provide for compensation consisting of: (i) annual base salaries of $390,000 for Mr. Buechler and $250,000 for Mr. Mueller, subject to periodic review by the Board, (ii) bonuses equal to 1% for Mr. Buechler and 0.6% for Mr. Mueller of the Company's annual earnings before interest and income taxes, subject to certain adjustments and exceptions, (iii) one-time stock option grants of 200,000 shares for Mr. Buechler and 150,000 shares for Mr. Mueller, at November 1, 1997 which are in addition to options granted under previous versions of their employment agreements and any other options which the Board may grant them in the future under the Company's stock option plans, and
(iv) annual pension plan contributions of 15% of base salary plus the amount of premium that would be paid for term life insurance of $1,250,000 for Mr. Buechler and $750,000 for Mr. Mueller.

     If the Company terminates the Employees' employment for any reason other than "Cause" (defined below), or if the Employee terminates his employment with "Justification" (defined below) or with prior notice (as discussed above), then the Employee will receive a cash severance benefit equal to two times his then current base salary plus the aggregate amount of the bonuses paid or earned by the Employee in the two years before the notice of termination is given. However, if a Change of Control has occurred before the termination, the severance benefit becomes 2.95 times the sum of base salary plus one-third of the aggregate amount of bonuses paid or earned by the Employee in the three years before the notice of termination is given. In either case, if the severance benefit and any other payments received as a result of the termination are subject to the excise tax imposed on excessive termination payments under the Internal Revenue Code, the Company will pay the Employee an additional severance amount so that the Employee will receive the same net amount he would have received if there had been no excise tax.

     The Agreements define certain terms, as follows:

     A "Change of Control" takes place if any of the following occurs: (i) the Board of Directors approves and recommends to the Company's shareholders (A) any consolidation or merger of the Company where either the Company is not the surviving corporation or the Company's shares are exchanged and the shareholders do not retain the same proportionate voting interest in the Company or its successor, (B) a sale or other transfer of all or substantially all of the Company's assets, other than to a subsidiary, or (C) the liquidation or dissolution of the Company; (ii) any person acquires a majority of the Company's voting stock; (iii) the Board of Directors approves any transaction whose purpose or likely effect is to cause the Company's Common Stock to be held by fewer than 300 persons or not to be listed on any national securities exchange; or (iv) there is a change in a majority of the Company's Board of Directors within any 24 consecutive months, unless each new director was approved by a majority of the continuing directors.

     "Cause" for termination of the Employees' employment by the Company occurs only if the Employee is convicted of a felony, or commits an act or omission (including failure to follow lawful instructions of the Board of Directors) resulting or intended to result in his personal gain at the expense of the Company's property or business. However, the Employee will not be liable merely for his bad judgment or acts or omissions done in good faith or in connection with any tender or merger offer or other restructuring proposal.

     "Justification" for termination of the Employees' employment by the Employee occurs only if the Company reassigns or restricts the Employee in a way inconsistent with his position, duties, responsibilities and status as President and Chief Executive Officer in the case of Mr. Buechler or as Executive Vice President and Chief Operating Officer in the case of Mr. Mueller, or fails to pay the Employee any salary, option or bonus within seven days after the Employee notifies the Company that such amount is due, or otherwise adversely affects or materially reduces any other benefits or rights of Employee under the Agreement.

Messrs. Yoder, Martin, and Pocost

     The Company entered into the following employment agreements: with Mr. Yoder on June 30, 1998 through June 29, 2001; with Mr. Martin on March 31, 1997 through March 30, 1999; with Mr. Pocost on February 1, 1997 through January 31, 1999. The annual base compensation, subject to periodic review for cost of living and/or merit and other increases for Mr. Yoder, Martin, and Pocost was $162,500, $120,000, and $105,000, respectively. In addition, the Agreement requires the Company to maintain term life insurance in the amount of $250,000 for the employee's designated beneficiaries for the term of the Agreement, all premiums thereon to be paid by the Company. The Agreement provides for annual bonuses based upon performance and the overall results of the Company's operations.

COMMON STOCK PERFORMANCE GRAPH

     The following graph compares cumulative total Company shareholder return for the last five years, with overall market performance, as measured by the cumulative return of the Standard & Poor's 500 Stock Index and the Standard &
Poor's Specialty Chemicals Index, assuming an initial investment of $100 at the beginning of the period and the reinvestment of all dividends.

Fiscal Year Ended

                        10/93   10/94   10/95   10/96   10/97   10/98   CAGR*
Spartech Stock Price    $3 3/4  $5 3/4  $6 3/8     $11  $15 7/8    $18   36.9%

Assumed $100
Initial Investment:
Spartech Corporation      $100    $153    $170    $297     $435   $500   38.0%
S&P 500                   $100    $101    $124    $150     $196   $235   18.6%
S&P Specialty             $100     $85    $101    $111     $125   $111    2.1%
Chemicals Index


*Compound annual growth rate.

                               SECURITY OWNERSHIP


     The table set forth below identifies the aggregate shares of Common Stock beneficially owned by each director, by each executive officer, by the executive officers and directors as a group, and by each person known to the Company as of December 31, 1998 to be the beneficial owner of more than 5% of the 26,871,350 shares of Common Stock outstanding as of that date.

                                              Number         Percentage
                                                of               of
                                              Common           Common
                                              Shares           Shares
                                           Beneficially     Beneficially
                                             Owned(1)          Owned
Directors and Executive Officers:

Calvin J. O'Connor / Alan R. Teague          11,915,858(2)     44.3%

Thomas L. Cassidy                             2,005,825(3)      7.5%

Bradley B. Buechler                           1,089,165(4)      3.9%

David B. Mueller                                460,935(5)      1.7%

Ralph B. Andy                                   286,761(6)      1.1%

Daniel J. Yoder                                  69,866(7)       *

W.R. Clerihue                                    60,000(8)       *

John R. Kennedy                                  40,000(9)       *

David G. Pocost                                 31,078(10)       *

Jackson W. Robinson                             36,000(11)       *

Randy C. Martin                                 29,762(12)       *


All Directors and Executive
Officers as a Group (12 persons)            16,025,250(13)     56.3%

Other Beneficial Owners
In Excess of 5% of the
Common Shares Outstanding:

Vita International Limited
Soudan Street
Middleton, Manchester
M24 2DB England                              11,915,858(2)     44.3%



The TCW Group
865 South Figueroa Street, Suite 1800
Los Angeles, CA 90017                         2,005,825(3)      7.5%

FMR Corp.
Fidelity Management &
      Research Company
82 Devonshire Street
Boston, MA 02109                             1,636,500(14)      6.1%


Notes To Security Ownership Table:

* Denotes that the percentage of common shares beneficially owned is less than 1%.

(1) Includes shares issuable upon exercise of options as noted for the respective owners.

(2) Messrs. O'Connor and Teague, each a director of the Company, are also directors of Vita International Limited and O'Connor is a director of British Vita PLC; as such, these amounts represent Common Stock owned by Vita International Limited.

(3) The TCW Group is comprised of TCW Special Placements Fund I, TCW Special Placements Fund II, and TCW Capital, all California limited partnerships. Mr. Cassidy, a director, is Managing Director of Trust Company of the West and is a Senior Partner of TCW Capital; as such, this amount represents the Common Stock owned by TCW Group, Inc. The shares of Common Stock are held beneficially by TCW Special Placements Fund I (1,586,567 shares), TCW Special Placements Fund II (406,966 shares), and TCW Capital (12,292 shares), as Investment Manager, pursuant to an investment management agreement dated as of June 30, 1987. The TCW Group, Inc. owns 100% of the stock of TCW Asset Management Company ("TAMCO"). TAMCO is the managing general partner of TCW Capital, a general partnership. TCW Capital is a general partner of TCW Special Placements Fund I and TCW Special Placements Fund II. An investment committee of TAMCO controls the investment decisions and voting of the shares of Common Stock beneficially owned by The TCW Group, Inc.; the committee includes Mr. Cassidy and two other members unknown to the Company.

(4) Includes 960,000 shares issuable upon exercise of options presently exercisable.

(5) Includes 425,000 shares issuable upon exercise of options presently exercisable.

(6) Includes 1,500 shares owned by Mr. Andy's daughter, and 285,261 owned by RBA Partners, L.P. Mr. Andy is the sole shareholder of RBA Investments, Inc., a 0.1% general partner of RBA Partners, L.P. As such, Mr. Andy, through RBA Investments, Inc. has investment and voting power over the shares owned by RBA Partners, L.P.

(7) Includes 50,750 shares issuable upon exercise of options presently exercisable.

(8) Includes 30,000 shares issuable upon exercise of options presently exercisable.

(9) Includes 35,000 shares issuable upon exercise of options presently exercisable.

(10) Includes 24,750 shares issuable upon exercise of options presently exercisable.

(11) Includes 29,000 shares issuable upon exercise of options presently exercisable.

(12) Includes 24,000 shares issuable upon exercise of options presently exercisable.

(13) Includes 1,578,500 shares issuable upon exercise of options presently exercisable.

(14) Based on information presented as of December 31, 1998 in FMR Corp.'s latest available Schedule 13G, FMR Corp. beneficially owned 1,636,500 shares of Common Stock including 1,077,500 shares beneficially owned by Fidelity Management & Research Company as a result of it serving as investment adviser to various investment companies and other funds and 559,000 beneficially owned by Fidelity Management Trust Company as trustee or managing agent for various private investment accounts and other funds. FMR Corp. has sole voting power with respect to the 559,000 shares and sole investment power with respect to all 1,636,500 shares.

            PROPOSAL 2: TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company, on the recommendation of the Audit Committee, appointed Arthur Andersen LLP as independent auditors of the Company for fiscal 1999. The Board proposes that the shareholders ratify at this Annual Meeting the appointment of Arthur Andersen LLP as independent auditors for fiscal 1999. Arthur Andersen LLP has served as the Company's independent auditors since fiscal 1986. The Company has had no disagreements with Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. In the event a majority of the votes cast at the Annual Meeting are not voted in favor of the appointment, the Board will reconsider its selection.

     Arthur Andersen LLP has advised the Company that its representatives will be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     The Board of Directors recommends that shareholders vote FOR this proposal.


                DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

     Management does not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Shareholders, and it does not know of any business which persons other than management intend to present at the meeting. Should any other matter requiring a vote of the shareholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such other matter in accordance with their best judgment.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all section 16(a) forms filed by them.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations from its directors and executive officers that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with on a timely basis during the fiscal year ended October 31, 1998.

                            PROPOSALS OF SHAREHOLDERS

     Proposals of shareholders intended for inclusion in the Company's proxy statement for the 2000 Annual Meeting must be received by the Company no later than September 17, 1999. In addition, if a shareholder fails to notify the Company on or before December 1, 1999 of a proposal which such shareholder intends to present at the Company's 2000 Annual Meeting other than through inclusion of such proposal in the Company's proxy materials for the meeting, then management may use their discretionary voting authority with respect to such proposal if it is presented at the meeting.

     Shareholders are urged to sign, date, and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. Your cooperation is appreciated.

                                   By Order of the Board of Directors

                                   /s/David B. Mueller
                                   David B. Mueller
                                   Executive Vice President,
                                   Chief Operating Officer
January 15, 1999                   and Secretary

Notice of Annual Meeting
and Proxy Statement

Annual Meeting of Shareholders
March 10, 1999

SPARTECH  CORPORATION
7733 FORSYTH * SUITE 1450 * CLAYTON, MISSOURI 63105-1817

PROXY CARD

SPARTECH CORPORATION PROXY
1999 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" EACH ITEM.

ITEM 1 - ELECTION OF DIRECTORS
Election of three Class C Directors to serve until the 2002 Annual Meeting.
NOMINEES:  Ralph B. Andy, W.R. Clerihue and Jackson W. Robinson

/ / FOR all the nominees listed above

/ / WITHHOLD AUTHORITY to vote for all nominees listed above

/ / WITHHOLD AUTHORITY to vote for the nominee(s)that have a line through the name above

ITEM 2 - RATIFY INDEPENDENT AUDITORS
/ / FOR
/ / AGAINST
/ / ABSTAIN

ITEM 3 - Transact Other Business
The proxies are authorized to vote, in their discretion, upon such other business as properly may come before the Annual Meeting.
/ / AUTHORITY GRANTED
/ / AUTHORITY WITHHELD


Dated:____________, 19___

_________________________
Signature of Shareholder
_________________________
Signature if held jointly

(Front of Card)

Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President for other authorized officer. If a partnership, please sign in partnership name by authorized person.


YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.


    The undersigned hereby appoints W.R. Clerihue and Bradley B. Buechler, and each of them with power to act alone and with full power of substitution and revocation, as attorneys and proxies of the undersigned to attend the Annual Meeting of Shareholders of Spartech Corporation ("the Company") to be held at the Pierre Laclede Conference Center (Saint Louis Club-16th Floor) 7701 Forsyth Boulevard, Clayton, Missouri, 63105, on Wednesday, March 10, 1999, commencing at 10:00 a.m., CST, and at any and all adjournments thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote with respect to the following matters, all as set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement, dated January 15, 1999.
    This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2 AND IN ACCORDANCE WITH THEIR BEST JUDGMENT UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.


(Back of Card)